Exhibit 10.1

STOCK PURCHASE AGREEMENT

among

SOHU.COM LIMITED

MARVEL HERO LIMITED

THE SHAREHOLDERS LISTED

ON PART I OF EXHIBIT A

and

THE INDIVIDUALS LISTED ON PART II OF EXHIBIT A

Dated as of May 16, 2004

i

ii

SECTION 10.06. Assignment; Binding Effect	37
SECTION 10.07. Incorporation of the Disclosure Schedule and the Exhibits	38
SECTION 10.08. Governing Law	38
SECTION 10.09. Dispute Resolution	38
SECTION 10.10. Headings	38
SECTION 10.11. Counterparts	38
SECTION 10.12. Currency	38
SECTION 10.13. Entire Agreement	38

EXHIBITS

Exhibit A	The Sellers and the Founders
Exhibit B	Form of Equity Transfer Agreement

DISCLOSURE SCHEDULE

Section 3.02	Affiliates
Section 3.03	Required Filings and Consents
Section 3.04	Capitalization of the Company
Section 3.08	Properties
Section 3.10	Contracts and Commitments
Section 3.11	Intellectual Property
Section 3.14	Insurance
Section 3.15	Employee Benefit Matters
Section 3.17	Employees of the Business
Section 3.18	Certain Interests
Section 9.04	Certain Agreements

iii

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 16, 2004, among SOHU.COM LIMITED, a company incorporated in the Cayman Islands (the “Purchaser “), MARVEL HERO LIMITED ( ), a corporation organized under the laws of the Hong Kong Special Administrative Region (the “Company”), the shareholders of the Company listed on Part I of Exhibit A hereto (collectively, the “Sellers” and individually, a “Seller”) and the individuals listed on Part II of Exhibit A hereto (collectively, the “Founders” and individually, a “Founder”).

WHEREAS, the Company, through Beijing G. Feel Technology Co., Ltd. ( ) (“Goodfeel”), a limited liability company organized under the laws of the People’s Republic of China (the “PRC”), is engaged in the business of providing value-added mobile data services (including the development and sales, through Monternet, of ring tones, pictures and K-Java games for mobile phones) in the PRC (the “Business”);

WHEREAS, each Seller owns such number of ordinary shares, par value HK$1.00 per share, of the Company (the “Company Common Stock”) as is set forth opposite such Seller’s name on Part I of Exhibit A hereto, which collectively represent all of the outstanding share capital of the Company (the “Shares”);

WHEREAS, each of the Founders specified in Part II of Exhibit A hereto owns the amount of registered capital of Goodfeel as is set forth opposite such Founder’s name on Part III of Exhibit A hereto, which collectively represent all of the subscribed and contributed registered capital of Goodfeel as of the date hereof (the “Registered Capital”);

WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase or to cause its designee(s) (the “Purchaser Designees”) to purchase from the Sellers, the Shares, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Founders wish to sell to the Purchaser, and the Purchaser wishes to purchase or to cause its Purchaser Designees to purchase from the Founders, the Registered Capital, upon the terms and subject to the conditions set forth in this Agreement and that certain Equity Transfer Agreement set forth in the form attached as Exhibit B (the “Equity Transfer Agreement”);

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Purchaser, the Sellers, the Company and the Founders hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the avoidance of doubt, Goodfeel is an Affiliate of the Company.

“Ancillary Agreements” means the Employment Contracts and the Equity Transfer Agreement.

“Assets” means the tangible and intangible assets and properties of the Company and the Affiliates, including the Real Property.

“Business Day” means any day (other than a Saturday or Sunday) on which commercial banking institutions in the Hong Kong Special Administrative Region are open for business.

“China Mobile Cooperation Agreement” means the Corporation Agreement signed by China Mobile Communications Group Corporation and Goodfeel on May 21, 2003.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Company Software” means all Software developed, used, owned, manufactured, sold, distributed or licensed by the Company or any of its Affiliates.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Company, Goodfeel, the Founders and the Sellers to the Purchaser in connection with this Agreement.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Equity Amount” means RMB 4,000,000, net of individual income tax, which shall be withhold according to the PRC’s applicable taxation law, the purchase price for the Registered Capital paid by the Purchaser or the Purchaser Designees pursuant to Section 2.02 of this Agreement and the Equity Transfer Agreement as of the date hereof.

“Governmental Authority” means any PRC or non-PRC national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, ruling, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guangdong Mobile Cooperation Agreement” means the Cooperation Agreement signed by Guangdong Mobile Communications Co., Ltd. and Goodfeel on December 27, 2003.

“HK$” means Hong Kong dollars, the lawful currency of the Hong Kong Special Administrative Region.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or registered capital of such Person or any warrants, rights or options to acquire such capital stock or registered capital, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, Company Marks, Internet domain names, trade dress, trade names, logos, and other source identifiers, including registrations and applications for registration thereof, (iii) copyrights, including registrations and applications for registration thereof, (iv) Software, and (v) confidential and proprietary information, including trade secrets, know-how, designs and drawings, engineering documents, technical manuals, patterns, processes, formulae, inventions and discoveries (whether patentable or not), and all related documentation, developer notes, comments and annotations, and other similar rights of the Company and its Affiliates, and all applications therefor and registrations thereof, and all rights to sue for past, present and future infringement or other violations of the Intellectual Property, and all goodwill associated with any of the foregoing.

“IP Agreements” means all (a) licenses of Intellectual Property by the Company or any Affiliate to any third party, (b) licenses of Intellectual Property by any third party to the Company or any Affiliate, (c) agreements between the Company or any Affiliate and any third party relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property.

“Law” means any PRC or non-PRC national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, Governmental Order, requirement or rule of law (including common law).

“Leased Real Property” means the real property leased by the Company or any Affiliate as tenant, together with, to the extent leased by the Company or any Affiliate, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Affiliate attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Tax Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means all Intellectual Property licensed to the Company or any Affiliate pursuant to the IP Agreements.

“Material Adverse Effect” means any event, circumstance, change in or effect on the Business, the Company and the Affiliates or the Purchaser and its Affiliates, as the context dictates, that, individually or in the aggregate with all other events, circumstances, changes in or effects on the Business, the Company and the Affiliates or the Purchaser and its Affiliates, as the context dictates, has had or is reasonably expected to have a material adverse effect on the business, operations, prospect assets or liabilities (including without limitation, contingent liabilities) results of operations or the condition (financial or otherwise) of the Business, the Company and the Affiliates or the Purchaser and its Affiliates, as the context dictates, taken as a whole.

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any Affiliate.

“Owned Real Property” means the real property in which the Company or any Affiliate has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Affiliate attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“PRC GAAP” means PRC Accounting Standards for Business Enterprises and other relevant accounting laws and regulations in effect from time to time applied consistently throughout the periods involved.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which neither the Company nor any Affiliate is otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable, for which adequate reserves have been maintained in accordance with U.S. GAAP; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of RMB50,000 in the case of a single property or RMB500,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934.

“RMB” means Renminbi Yuan, the lawful currency of the PRC.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Reference Balance Sheet” means the unaudited balance sheet (including the related notes and schedules thereto) of Goodfeel dated as of April 30, 2004 prepared in accordance with PRC GAAP.

“Software” means computer software, programs and databases in any form, including Internet web sites, web contentlinks, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, and all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Technical Service Agreement” means the Technical Consulting and Service Agreement entered into by the Company and Goodfeel on May 1, 2003, as amended as of February 1, 2004.

“U.S. GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

SECTION 1.02. Definitions The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Aggregate Purchase Price”	2.02(a)
“Agreement”	Preamble
“Business”	Recitals
“Business Employee”	9.01
“Closing”	2.03
“Closing Date”	2.03
“Closing Deliveries”	2.02
“Closing Payment”	2.02(b)
“Company”	Preamble
“Company Common Stock”	Recitals
“Company Marks”	5.07
“Deposit”	2.02 (b)(ii)
“Employee Obligations”	9.01
“Employment Contracts”	6.02
“Equity Transfer Agreement”	Recitals
“Financial Statements”	3.06(a)
“Founders”	Preamble
“Goodfeel”	Recitals
“Loss”	7.02(a)
“Material Contracts”	3.10(a)
“Operational Records”	3.06
“Permits”	3.09(a)
“Plans”	3.15(a)
“PRC”	Recitals
“Purchaser”	Preamble
“Purchaser Designees”	Recitals
“Purchaser Indemnified Party”	7.01(a)(2)
“Registered Capital”	Recitals
“Registration”	2.02(b)
“Restricted Period”	5.08(a)
“Sellers”	Preamble
“Shares”	Recitals
“Third Party Claims”	7.02(b)
“Total Purchase Price”	2.02(a)

SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h) references to a Person are also to its successors and permitted assigns; and

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Shares and the Registered Capital.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser or to one or more Affiliates or Affiliates designated by the Purchaser, the Shares and any and all right, title and interest of any Seller in and to the Shares, and the Purchaser shall purchase or shall cause such designee to purchase the Shares.

(b) The Founders shall sell, assign, transfer, convey and deliver to the Purchaser or the Purchaser Designees, and the Purchaser shall cause the Purchaser or the Purchaser Designees to purchase, the Registered Capital pursuant to the terms of the Equity Transfer Agreement and as set forth herein prior to the Closing.

SECTION 2.02. Purchase Price The aggregate purchase price for the Shares and the covenants contained in Section 5.08 shall be seventeen million five hundred sixteen thousand three hundred twenty-five U.S.dollars (U.S.$17,516,325) (the “Aggregate Purchase Price”). The Aggregate Purchase Price for the Registered Capital shall be the Equity Amount payable in accordance with the terms of the Equity Transfer Agreement and as set forth herein. The Aggregate Purchase Price and the foregoing Equity Amount is referred to as the “Total Purchase Price.”

(b) The Total Purchase Price shall be paid as follows.

(i) Upon the signing of this Agreement, the Purchaser or its Purchaser Designees shall pay U.S. $500,000 by check or wire transfer of immediately available funds in the form of a deposit (the “Deposit”) to the Sellers to be credited at Closing towards the Aggregate Purchase Price.

(ii) Upon the registration of the transfer of the Registered Capital with the appropriate Governmental Authority (the “Registration”), which shall occur on or about May 28, 2004, the Purchaser or the Purchaser Designees shall pay the Equity Amount to the Founders according to the ratio specified in the Equity Transfer Agreement.

(iii) U.S. $8,316325 of the Aggregate Purchase Price shall be paid by the Purchaser or the Purchaser Designees to the Sellers at the Closing by wire transfer of immediately available funds to the account(s) designated in writing by the Sellers to the Purchaser (the “Closing Payment”).

(iv) The remainder of the Aggregate Purchase Price (which for clarification is the Aggregate Purchase Price less the Deposit less the Closing Payment (i.e., US$8,700,000)) shall be paid by the Purchaser or the Purchaser Designees to the Sellers upon satisfaction by the Founders of their obligations to be satisfied following the Closing under the Equity Transfer Agreement by wire transfer of immediately available funds to the account(s) designated in writing by the Sellers to the Purchaser.

(c) The Purchaser’s obligation to pay each installment of the Total Purchase Price will be subject to the continued accuracy as of the date of such installment of the Company’s, the Affiliates’, Sellers’ and the Founders’ representations and warranties made herein and in the Equity Transfer Agreement. At the Closing, the Company, the Sellers and the Founders shall make the closing deliveries as set forth in Section 2.04 and 2.05, as applicable and the Purchaser or the Purchaser Designees shall make the closing deliveries as set forth in Section 2.06 (the “Closing Deliveries”).

SECTION 2.03. Closing Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of the Purchaser, which are located at 15/F, Tower 2, Bright China Chang An Building, 7 Jianguomennei Avenue, Beijing, PRC following the satisfaction or, if permissible, waiver of all conditions to the obligations of the parties set forth in Article VI hereof (other than those conditions that will be satisfied at the Closing) which shall be targeted for May 28, 2004 but shall be no later than June 30, 2004, or at such other place or at such other time or on such other date as the parties may mutually agree upon in writing. The date and time of the Closing are herein referred to as the “Closing Date”.

SECTION 2.04. Closing Deliveries by the Company. At the Closing, the Company shall deliver and the Sellers and the Founders shall cause to be delivered to the Purchaser:

(a) a true and complete copy of (i) the board resolutions duly and validly adopted by the Board of Directors of the Company and (ii) the resolutions of the shareholders of the Company, evidencing their respective authorization and approval of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(b) a true and complete copy of the board resolutions duly and validly adopted by the Board of Directors of the Company approving (i) the registration of the Purchaser or the Purchaser Designees as a shareholder of the Company subject only to the production of duly completed instruments of transfer in respect of the Shares; (ii) approving the appointment of Victor Koo, Carol Yu and Kim Zhi Huan as directors of the Company; and (iii) approving the resignation of the Sellers as directors of the Company;

(c) stock certificates evidencing the Registered Capital duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to Purchaser and with all required stock transfer tax stamps affixed, along with the Purchaser Designees, investment certificates or other reasonable evidence issued by Goodfeel evidencing the ownership of the Registered Capital by the Purchaser;

(d) all filings, consents, approvals, permits and authorizations set forth in Section 6.02(iv);

(e) executed counterparts of the Employment Contracts;

(f) the opinion, certificates and other documents required to be delivered pursuant to Section 6.02.

SECTION 2.05. Closing Deliveries by the Sellers. At the Closing, each Seller shall deliver or cause to be delivered to Purchaser:

(a) duly executed instruments of transfer in respect of all of the Shares in favor of the Purchaser or the Purchaser Designees together with the relevant share certificates evidencing the Shares, along with investment certificates or other reasonable evidence issued by the Company evidencing the ownership of the Shares by the Purchaser or the Purchaser Designees;

(b) a receipt for the portion of the Total Purchase Price to be paid at Closing pursuant to Section 2.2(b);

(c) a letter of resignation as director of the Company;

(d) except for the items set forth in the Equity Transfer Agreement which are post Closing deliveries, the original and duplicate materials for the amendment of the business license and other registrations of the Company and/or Goodfeel evidencing the completion of the transactions contemplated by the Equity Transfer Agreement and of this Agreement;

(e) the opinion, certificates and other documents required to be delivered pursuant to Section 6.02.; and

(f) evidence that each of the Company and Goodfeel has removed those Persons who were bank signatories to any and all bank and deposit accounts of the Company and Goodfeel immediately prior to the Closing from such bank and deposit accounts.

SECTION 2.06. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Company, the Founders or the Sellers (as applicable):

(a) the portion of the Total Purchase Price to be paid at Closing pursuant to Section 2.2(b), in U.S. dollars by wire transfer in immediately available funds to the bank account designated by the Sellers;

(b) a true and complete copy of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization and approval of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(c) executed counterparts of the Employment Contracts; and

(d) the certificates and other documents required to be delivered pursuant to Section 6.01.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY, EACH SELLER AND EACH FOUNDER

As an inducement to the Purchaser to enter into this Agreement, the Company, each Seller and each Founder, jointly and severally, represent and warrant to the Purchaser as follows:

SECTION 3.01. Organization and Qualification. Each of the Company and the Affiliates is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Neither the Company nor any Affiliate has conducted any business in any jurisdiction other than in the PRC. The Company has heretofore made available to the Purchaser a complete and correct copy of the Certificate of Incorporation, the Memorandum of Association and the Articles of Association or the equivalent organizational documents of the Company and each Affiliate. Such Certificates of Incorporation, the Memorandum of Association and the Articles of Association or equivalent organizational documents are in full force and effect. Neither the Company nor any Affiliate is in violation of any of the provisions of its Certificate of Incorporation, Memorandum of Association or Articles of Association or equivalent organizational documents. The Company and the Affiliates have no subsidiaries.

SECTION 3.02. Affiliates. (a) Section 3.02(a) of the Disclosure Schedule sets forth a true and complete list of all Affiliates, listing for each Affiliate its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, registered capital, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, registered capital, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests.

(b) Other than the Company and Goodfeel, there are no other corporations, partnerships, joint ventures, associations or other entities that participate in or that are involved in the Business. The Business is the sole business conducted, now and in the past, by the Company or Goodfeel.

SECTION 3.03. Authority; No Conflict; Required Filings and Consents. (a) Each of the Company and the Affiliates has all necessary corporate (or other requisite) power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by the Company and each Affiliate that is a party thereto and the consummation by the Company and each such Affiliate of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate (or other requisite) action and no other corporate (or other requisite) proceedings on the part of the Company or any Affiliate are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly and validly executed and delivered by the Company and each Affiliate that is a party thereto and, assuming the due authorization, execution and delivery by the Purchaser, constitutes, and upon their execution the Ancillary Agreements shall constitute, a legal, valid and binding obligation of the Company and each Affiliate that is a party thereto, enforceable against the Company and such Affiliate in accordance with their respective terms.

(b) The execution and delivery of this Agreement and the Ancillary Agreements by the Company and each Affiliate that is a party thereto do not and will not as the case may be, and the performance of this Agreement and the Ancillary Agreements by the Company and each such Affiliate will not, (i) conflict with or violate the Certificate of Incorporation, Memorandum of Association or Articles of Association or equivalent organizational documents of the Company or any Affiliate, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.03(c) of the Disclosure Schedule have been obtained and all filings and obligations described in Section 3.03(c) of the Disclosure Schedule have been made, conflict with or violate any Law applicable to the Company or any Affiliate or by which any Asset is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any capital stock or registered capital of the Company or any Affiliate, including the Shares and the Registered Capital or on any Asset pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(c) Except as disclosed in Section 3.03(c) of the Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by the Company and each Affiliate that is a party thereto do not and will not, as the case may be, and the performance of this Agreement and the Ancillary Agreements by the Company and each such Affiliate will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any Governmental Authority.

SECTION 3.04. Capitalization of the Company. The authorized share capital of the Company consists of 10,000 shares, par value HK$1.00 of Company Common Stock. As of the date hereof, (a) 2 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and are owned of record by the Sellers and beneficially by Kim Zhi Huan, free and clear of any Encumbrances (other than Encumbrances created by this Agreement), in the amounts set forth on Part I of Exhibit A hereto; such 2 shares constitute the “Shares;” and there are no issued shares of capital stock of the Company other than the Shares, (b) no shares of Company Common Stock are held in the treasury of the Company, (c) 9,998 shares of Company Common Stock are reserved for future issuance. Except for the foregoing 10,000 shares of Company Common Stock described in the preceding sentence, there are no other shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company issued and outstanding. There are no options, warrants, notes, convertible securities, rights of first refusal, preemptive rights, subscription rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock, options, warrants or convertible securities of, or other interests in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. Except for this Agreement and as set forth in Section 3.04(a) of the Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares. There are no material outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. Upon the Closing, (a) the Purchaser will own all of the issued and outstanding capital stock of the Company, beneficially and of record, free and clear of all Encumbrances and (b) the Shares will be fully paid and nonassessable.

SECTION 3.05. Capitalization of Goodfeel. The Registered Capital of Goodfeel is RMB 1,000,000 of which 73% is held by Li Ming Zhe, and 27% is held by Yang Xiang Hua. The Registered Capital is owned of record by the Founders and beneficially by Kim Zhi Huan, free and clear of any Encumbrances (other than Encumbrances created by this Agreement or the Equity Transfer Agreement). Upon the consummation of the transactions contemplated by the Equity Transfer Agreement and this Agreement, the Purchaser or the Purchaser Designees will own all of the Registered Capital, beneficially and of record, free and clear of all Encumbrances.

SECTION 3.06. Financial Statements. (a) True and complete copies of the Reference Balance Sheet and the unaudited balance sheets of Goodfeel as at December 31, 2003 and April 30, 2004, respectively, and the related unaudited statements of operations, income, retained earnings, stockholders’ equity and cash flows for the fiscal year ended as of December 31, 2003 and for the month ended as of April 30, 2004, respectively, together with all related notes and schedules thereto (collectively, the “Financial Statements”) have been delivered by the Company to the Purchaser. The Financial Statements (i) were prepared in accordance with the books of account and other financial records of Goodfeel, (ii) present fairly the consolidated financial condition and results of operations of Goodfeel as of the dates thereof or for the respective periods indicated therein, (iii) have been prepared in accordance with PRC GAAP applied on a basis consistent with the past practices of Goodfeel and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of Goodfeel and the results of the operations of Goodfeel as of the dates thereof or for the periods covered thereby.

(b) There are no Liabilities of the Company or the Affiliates other than Liabilities (i) reflected or reserved against on the Reference Balance Sheet, or (ii) incurred since April 30, 2004 in the ordinary course of business consistent with past practice that would not be material to the Company or Goodfeel under U.S. GAAP.

(c) Complete and accurate copies of all Operational Records at the end of each calendar month of 2003 and of the first quarter of 2004 have been provided by the Company to the Purchaser. Operational Records: (i) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (ii) have been maintained in accordance with good business and accounting practices. As used herein the term “Operational Records” means any and all of the books, records and accounts relating to the Business and which either are or have been (a) required by Law or prudent business practice to be maintained; or (b) in fact maintained by the Company or any Affiliate.

SECTION 3.07. Absence of Certain Changes or Events. Since December 31, 2003, except as otherwise permitted by this Agreement, the Company and each Affiliate has conducted its business only in the ordinary course and in a manner consistent with past practice.

SECTION 3.08. Properties. (a) The Company and the Affiliates own good, valid and marketable title to all of the tangible personal property shown on the Reference Balance Sheet and thereafter acquired, free and clear of all Encumbrances, except for Permitted Encumbrances, and except for inventory and other personal property sold, exchanged or otherwise disposed of in the ordinary course of business and in a manner consistent with past practice.

(b) Neither the Company nor any of its Affiliates has any Owned Real Property.

(c) Section 3.08(c) of the Disclosure Schedule lists: (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the terms (referencing applicable renewal periods) and rental payment amounts (including all escalations) pertaining to each such parcel of Leased Real Property, and (iv) the current use of each such parcel of Leased Real Property.

(d) There is no material violation of any Law (including any building, planning or zoning Law) relating to any of the Real Property. Neither the Company nor any Affiliate has leased or subleased any parcel or any portion of any parcel of Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement, nor has the Company or any Affiliate assigned its interest under any lease or sublease listed in Section 3.08(c) of the Disclosure Schedule to any third party. There are no condemnation proceedings or eminent domain proceedings of any kind or other matters affecting materially and adversely the current use, occupancy or value of the Real Property pending or, to the knowledge of the Company after due inquiry, threatened against the Real Property. Each lease agreement in respect of each parcel of Leased Real Property has been registered with the appropriate Governmental Authority. To the best knowledge of the Company after due inquiry, there are no facts that would prevent the Real Property from being occupied by the Company or any Affiliate, as the case may be, after the Closing in the same manner as occupied by the Company or such Affiliate immediately prior to the Closing. The Company is not in default under any lease agreement to which it is a party with respect to any Leased Real Property.

SECTION 3.09. Permits; Compliance. (a) The Company and each Affiliate is in possession of all material franchises, grants, authorizations, licenses, certifications, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company and each Affiliate to own, lease and operate its properties or to carry the Business (the “Permits”), and no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened.

(b) The Company and the Affiliates have each conducted and continue to conduct the Business in accordance with all Laws applicable to the Company or any Affiliate or the Assets and neither the Company nor any Affiliate is in conflict with, or in default or violation of, any such Law or any Permits.

SECTION 3.10. Contracts and Commitments. (a) Section 3.10(a) of the Disclosure Schedule lists each of the following contracts and agreements, whether written or oral, to which the Company or any Affiliate is a party as of the date hereof (such contracts and agreements, being “Material Contracts”):

(i) any contract or agreement (including, without limitation, purchase orders and acknowledgments) which (A) is likely to involve consideration in excess of US$50,000 during the fiscal year ending December 31, 2004, (B) is likely to involve consideration in excess of US$50,000 over the remaining term of such contract or agreement or (C) except employment agreements with the employees (other than the senior management) of Goodfeel, cannot be cancelled by the Company or such Affiliate without penalty or further payment and without more than 30 days’ notice;

(ii) any sales, distributor, dealer, franchise, agency, promotion, marketing or advertising contract or agreement;

(iii) any management contract or agreement or contract or agreement with independent contractors, consultants or advisors that is not cancelable without penalty or further payment and without more than 30 days’ notice;

(iv) any contract or agreement relating to Indebtedness and the respective principal amounts outstanding thereunder as of the date of this Agreement;

(v) any contract or agreement with any Governmental Authority;

(vi) any contract or agreement that limits or purports to limit the ability of the Company or any Affiliate, or, to the Company’s knowledge, any employee of the Company or any Affiliate, to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii) any contract or agreement that contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or registered capital of the Company or any Affiliate;

(viii) any contract or agreement concerning a partnership or joint venture;

(ix) any contract or agreement with any employee, consultant or advisor of the Company or any Affiliate or other individuals, including any existing severance (including early retirement and redundancy) plans or arrangements for any current or former employee of the Company or any Affiliate;

(x) any contract or agreement relating to the Real Property;

(xi) any contract or agreement under which the Company or any Affiliate is lessee of or holds or operates any personal property providing for payments in excess of US$50,000 annually;

(xii) any contract or agreement relating to the acquisition or divestiture of the capital stock or other equity securities, registered capital, assets or business of any Person involving the Company or any Affiliate or pursuant to which the Company or any Affiliate has any Liability, contingent or otherwise;

(xiii) any contract or agreement, other than contracts and agreements entered into in the ordinary course of business, which prevents the Company or any Affiliate from disclosing confidential information;

(xiv) any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Company or any Affiliate;

(xv) any contract or agreement pursuant to which the Company or any Affiliate has agreed to defend, indemnify or hold harmless any other Person;

(xvi) any contract or agreement under which the Company or any Affiliate has advanced or loaned any amount to any stockholder, director, officer or employee of the Company or any Affiliate;

(xvii) any contract or agreement between the Company or any Affiliate on the one hand and any Founder or Seller or any Affiliate, spouse or relative of a Founder or Seller on the other hand;

(xviii) any inter-company contract or agreement between the Company or any Affiliate on the one hand, and any Affiliate or Affiliate of an Affiliate on the other hand;

(xix) the IP Agreements;

(xx) any agreement pursuant to which the Company or any Affiliate has agreed to settle any Liability for Taxes;

(xxi) any agreement pursuant to which the Company or any Affiliate has agreed to shift or allocate the Liability of the Company or any other person for Taxes; and

(xxii) any other contract or agreement, whether or not made in the ordinary course of business, which is material to the Company, any Affiliate or the conduct of the Business, or the absence of which would have a Material Adverse Effect.

(b) Each Material Contract: (i) is legal, valid, binding and enforceable on the parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement shall continue in full force and effect and shall not give rise to any termination, amendment, acceleration, cancellation or penalty or other adverse consequence. None of the Company, any Affiliate or any Founder is in breach of, or default under, any Material Contract.

(c) To the best knowledge of the Company and the Founders after due inquiry, no other party to any Material Contract is in breach thereof or default thereunder (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a breach thereof or default thereunder), and none of the Company, any Affiliate or any Founder has received any notice of termination, cancellation, breach or default under any Material Contract.

(d) The Company has made available to the Purchaser true and complete copies of all written Material Contracts, together with all material amendments, waivers or other changes thereto, and has been given a written description of all oral contracts.

(e) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the Assets, Shares or Registered Capital. Without limiting the generality of the foregoing, there is no contract, agreement or other arrangement with Sina or any other Person and to which the Company, any Affiliate, any Seller or any Founder is a party or subject (or otherwise impacting or affecting the Assets, Shares or Registered Capital) which (a) includes a “no-shop” provision or otherwise limits or restricts the ability of the Company, any Affiliate, any Seller or any Founder to perform their obligations under this Agreement or the Ancillary Agreements or to consummate the transactions herein or therein; (b) limits or restricts the ability of the Company, any Affiliate, any Seller or any Founder to provide to the Purchaser or its Affiliates any information or materials relating to the Company, any Affiliate, any Seller or any Founder, or the Business; or (c) otherwise would be breached by the execution and delivery of, or performance of any obligations under, this Agreement or the Ancillary Agreements by the Company, any Affiliate, any Seller or any Founder. There is no contract or agreement to which a Founder or Seller or any spouse or relative or Affiliate of such Founder or Seller is a party or is otherwise obligated relating to the Business, other than any Material Contract.

SECTION 3.11. Intellectual Property. (a) Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of (i) patents and patent applications, trademark registrations and trademark applications, copyright registrations and copyright applications, Software and Internet domain names included in the Owned Intellectual Property, (ii) the IP Agreements, (iii) other Owned Intellectual Property that is material to the Business and (iv) any Licensed Intellectual Property that is material to the Business. Except for the Owned Intellectual Property and the Licensed Intellectual Property, there are no other items of Intellectual Property that are material to the ordinary conduct of the business of the Company.

(b) The operation of the business of the Company and the Affiliates as currently conducted or as contemplated to be conducted, and the use of the Owned Intellectual Property and the Licensed Intellectual Property in connection therewith, do not conflict with, infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any third party, and no claim is pending or threatened against the Company or any Affiliate alleging any of the foregoing.

(c) To the best knowledge of the Company or any Seller or Founder after due inquiry, no person is engaging in any activity or using any Intellectual Property that infringes, dilutes, misappropriates or otherwise violates or conflicts with the Owned Intellectual Property or Licensed Intellectual Property.

(d) The Company and the Affiliates are the exclusive owners of the entire and unencumbered right, title and interest in and to each item of the Owned Intellectual

Property, and are entitled to use the Owned Intellectual Property and Licensed Intellectual Property in the ordinary course of their business as presently conducted or as contemplated to be conducted subject only to the terms of the IP Agreements.

(e) To the best knowledge of the Company or the Sellers and the Founders after due inquiry, the Owned Intellectual Property and the Licensed Intellectual Property are subsisting, valid and enforceable and have not been adjudged invalid or unenforceable in whole or in part. To the best knowledge of the Company and the Founders after due inquiry, the Owned Intellectual Property and the Licensed Intellectual Property, is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.

(f) To the best knowledge of the Company, the Sellers and the Founders after due inquiry, no legal proceedings have been asserted, are pending or are threatened against the Company or any Affiliate (i) based upon or challenging or seeking to deny or restrict the use by the Company or any Affiliate of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured, used or sold by the Company or any Affiliate infringe, misappropriate or otherwise violate any Intellectual Property right of any third party, or (iii) alleging that the Licensed Intellectual Property is being licensed in conflict with the terms of any license or other agreement.

(g) Neither the Company nor any Affiliate has granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any Owned Intellectual Property, Licensed Intellectual Property or the IP Agreements.

(h) The Company and each Affiliate has maintained the confidentiality of its trade secrets and other confidential Intellectual Property. There has been no misappropriation of any trade secrets or other confidential Intellectual Property of the Company or any Affiliate by any person. No employee, independent contractor or agent of the Company or any Affiliate has misappropriated any trade secrets of any other Person. Each technical employee, contractor or agent of the Company and the Affiliates has executed a confidentiality and non-compete agreement. No employee, independent contractor or agent of the Company or any Affiliate is in default or breach of any term of any employment agreement, confidentiality and non-compete agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property. The Company and each Affiliate has the right to use all software development tools, library functions, compilers and other third party software that are material to the Business.

SECTION 3.12. Litigation. There are no Actions by or against the Company or any Affiliate or otherwise affecting any of the Assets or the Business pending before any Governmental Authority (or, to the best knowledge of the Company, any Seller or any Founder after due inquiry, threatened to be brought by or before any Governmental Authority). None of the Company, the Affiliates or any material Asset is subject to any Governmental Order (nor, to the best knowledge of the Company, any Seller or any Founder after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) or any continuing order of, judgment, award, consent decree, injunction, order or settlement or other similar written agreement with any Governmental Authority (nor, to the best knowledge of the Company, any Seller or any Founder after due inquiry, is there any continuing investigation by any Governmental Authority).

SECTION 3.13. [Reserved].

SECTION 3.14. Insurance. Section 3.14 of the Disclosure Schedule lists all insurance policies issued in favor of the Company or any Affiliate, as the case may be.

SECTION 3.15. Employee Benefit Matters. (a) Plans and Material Documents. Section 3.15(a) of the Company Disclosure Schedule lists (i) all employee benefit plans and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Affiliate is a party, with respect to which the Company or any Affiliate has any obligation or that are maintained, contributed to or sponsored by the Company or any Affiliate for the benefit of any current or former employee, officer or director of the Business, (ii) any contracts, arrangements or understandings between the Company or any Affiliate and any employee of or consultant to any thereof including any contracts, arrangements or understandings relating to a sale of the Shares, the Registered Capital or the Business (collectively, the “Plans”). Each Plan is in writing and the Company has furnished the Purchaser with a true and complete copy of each Plan and has delivered to the Purchaser a true and complete copy of each material document, if any, prepared in connection with each such Plan. There are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or any Affiliate is a party, with respect to which the Company or any Affiliate has any obligation or that are maintained, contributed to or sponsored by the Company or any Affiliate for the benefit of any current or former employee, officer or director of the Company or any Affiliate. Neither the Company nor any Affiliate has any express or implied commitment, whether legally enforceable or not, (i) to create, incur Liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by applicable Law.

(b) Absence of Certain Types of Plans. None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or obligates the Company or any Affiliate to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement and any Ancillary Agreements. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Affiliate.

(c) Compliance. Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Law. The Company and each Affiliate have performed all obligations required to be performed by it under, are not in any respect in default under or in violation of, and the Company has no knowledge of any default or violation by any party to, any Plan. No action, claim or proceeding is pending or, to the knowledge of the Company, any Seller or any Founder, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, claim or proceeding.

(d) Plan Contributions and Funding. (i) All employer and employee contributions, premiums or payments required to be made by applicable Law or by the terms of any Plan have been made on or before their due dates or, if applicable, accrued in accordance with applicable normal accounting practices.

(ii) The fair market value of the assets of each funded Plan, the liability of each insurer for any Plan funded through insurance or the book reserve established for any Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

(e) Registration of Plans. Each Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

SECTION 3.16. Labor Matters. Neither the Company nor any Affiliate is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Affiliate or otherwise in the Business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that could affect the Company, any Affiliate or the Business. There are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of the Company, any Seller or any Founder, after due inquiry, threatened between the Company or any Affiliate and any of their respective employees, and neither the Company nor any Affiliate has experienced any such controversy, strike, slowdown or work stoppage within the past three years. Neither the Company nor any Affiliate has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract, and there are no grievances outstanding against the Company or any Affiliate under any such agreement or contract that could materially and adversely affect the Company or any Affiliate. The Company and each Affiliate are currently in compliance with all applicable Law relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority. There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Affiliate.

SECTION 3.17. Employees of the Business. (a) Section 3.17(a) of the Company Disclosure Schedule lists the name, the place of employment, the current salary rates, bonuses, deferred or contingent compensation, pension, social security and housing fund contributions, accrued vacation, severance and other like benefits paid or payable (in cash or otherwise) for the month of April 2004, the date of employment and a description of the position and job function of each current salaried employee, officer, director, consultant or agent of the Company and each Affiliate who is employed or otherwise engaged in the Business.

(b) All directors, officers, management employees, and technical and professional employees of the Company and each Affiliate are under written obligation to the

Company and each Affiliate, as applicable, to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and each Affiliate, as applicable, all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

SECTION 3.18. Certain Interests. (a) Except as set forth in Section 3.18(a) of the Disclosure Schedule, no officer, director, shareholder or Affiliate of the Company, any Affiliate, any Seller or any Founder, nor any Affiliate, relative or spouse of any such officer, director or shareholder or Affiliate:

(i) is a party to any agreement, contract, commitment, arrangement or transaction with the Company or any Affiliate or is entitled to any payment or transfer of any Assets from the Company or any Affiliate or has any direct or indirect interest in any Asset;

(ii) has any direct or indirect financial interest in any competitor, supplier or customer of the Company or any Affiliate or the Business; provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer; or

(iii) has outstanding any Indebtedness to the Company or any Affiliate.

(b) Except as set forth in Section 3.18(a) of the Disclosure Schedule, neither the Company nor any Affiliate has any Liability or any other obligation of any nature whatsoever to any Founder or Seller or to any officer, director or shareholder of the Company or any Affiliate or to any relative or spouse or Affiliate of any Founder or Seller or any such officer, director or shareholder.

SECTION 3.19. Taxes. The Company and the Affiliates have timely filed, or will timely filed, all Tax returns and reports required to be file by them with respect to Taxes for any period ending on or before the Closing Date, and all such Tax returns and reports are, or will be (as of the Closing Date), true, accurate and complete in all material respects. All Taxes shown as due and owing on such Tax returns have been paid or will be paid by the Closing Date except such Taxes that are being contested in good faith and have been adequately reserved for. Neither the Company nor any Affiliate has granted any waiver of any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. Neither the Company nor any of its Affiliates is a party to any income tax allocation or sharing agreement. There are no pending or, to the best knowledge of the Company, the Sellers and the Founders after due inquiry, threatened actions or proceedings for the assessment or collection of Taxes against the Company or any Affiliate.

SECTION 3.20. Assets. The Company and the Affiliates own, lease or have the legal right to use all of the material Assets, including, without limitation, the Real Property and personal property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Company or any Affiliate and, with respect to contract rights, is a party to and enjoys the right to the benefits of all Material Contracts. Either the Company or an Affiliate has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except Permitted Encumbrances.

SECTION 3.21. Books and Records. The minute books and similar records of the Company and the Affiliates accurately reflect all material actions taken by the shareholders, board of directors and committees of the board of directors of the Company and the Affiliates at any meetings thereof, and of all written consents executed in lieu of a meeting, through the date of this Agreement.

SECTION 3.22. Certain Business Practices. To the knowledge of the Company, the Sellers and the Founders, none of the Company, any Affiliate, any Seller or Founder or any director or officer of the Company, any Affiliate or any Seller has, on behalf of the Company or any Affiliate, (a) used any funds of the Company or any Affiliate for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or any activity relating to the Business or (b) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Founders, the Sellers, the Company or any of the Affiliates.

SECTION 3.24. Seller Authority; No Conflict; Required Filings and Consents. (a) Each of the Sellers and the Founders has full legal capacity and authority to execute and deliver this Agreement and the Equity Transfer Agreement and to perform such person’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Equity Transfer Agreement have been duly and validly executed and delivered by the Sellers and the Founders and (assuming due authorization, execution and delivery by the Purchaser and the Company) this Agreement and the Equity Transfer Agreement each constitutes a legal, valid and binding obligation of each of the Sellers and the Founders enforceable against such Seller or Founder in accordance with their respective terms.

(b) The execution and delivery of this Agreement and the Equity Transfer Agreement by each of the Sellers and the Founders, do not, and the performance of this Agreement and the Equity Transfer Agreement by such Seller or Founder will not (i) assuming that all consents, approvals, authorizations and other actions described in Section 3.03(c) have been obtained and all filings and obligations described in Section 3.03(c) have been made, conflict with or violate any Law applicable to such Seller or Founder or by which the Company or any Affiliate or any Asset or any other property or asset of such Seller or Founder is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any capital stock or registered capital of the Company or any Affiliate, including, the Shares or Registered Capital or on any Assets or any other property or asset of such Founder or Seller pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except to the extent that such breach or default does not have a Material Adverse Effect on the Business, the Company or its Affiliates. Each Founder has

irrevocably waived the right of first refusal that such Founder has with respect to the transactions contemplated by the Equity Transfer Agreement under applicable Laws and Article 7(6) of the Articles of Association of Goodfeel, as amended.

(c) Except as disclosed in Section 3.03(c) of the Disclosure Schedule, the execution and delivery of this Agreement and the Equity Transfer Agreement by each Seller and Founder do not, and the performance of this Agreement and the Equity Transfer Agreement by such Founder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any Governmental Authority.

SECTION 3.25. [Reserved]

SECTION 3.26. Full Disclosure. (a) Neither the Company, any Seller nor any Founder is aware of any facts pertaining to the Company, any Affiliate, the Assets or the Business which could affect adversely affect the Company, any Affiliate, the Assets or the Business or which are likely in the future to adversely affect the Company, any Affiliate, the Assets or the Business and which have not been disclosed in this Agreement or the Disclosure Schedule, or otherwise disclosed to the Purchaser by the Company in writing.

(b) No representation or warranty of the Company, the Sellers or the Founders in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement or the Ancillary Agreements, or in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

As an inducement to the Company, the Sellers and the Founders to enter into this Agreement, the Purchaser hereby represents and warrants to the Company, each Seller and each Founder as follows:

SECTION 4.01. Organization and Qualification. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

SECTION 4.02. Authority; No Conflict; Required Filings and Consents. (a) The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the Company, the Sellers and the Founders, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

(b) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, (i) conflict with or violate the organizational documents of the Purchaser, (ii) conflict with or violate any Law applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(c) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or Governmental Authority, other than any of the foregoing required under US securities laws or which will not materially impair the Purchaser’s ability to perform its obligations hereunder.

SECTION 4.03. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Conduct of Business. (a) The Company, the Sellers and the Founders covenant and agree that, between the date hereof and the time of the Closing, neither the Company nor any Affiliate shall conduct its business other than in the ordinary course and consistent with the Company’s and such Affiliate’s prior practice. Without limiting the generality of the foregoing, the Company shall, and the Company and the Sellers shall cause each Affiliate to (i) continue their advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of their payables or receivables; (iii) use their best efforts to (A) preserve intact their business organizations and the business organization of the Business, (B) keep available to the Purchaser the services of the employees of the Company and each Affiliate, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company, each Affiliate and the Business, (D) preserve their current relationships with their customers, suppliers and other Persons with whom they have had significant business relationships and (E) maintain and protect its interest in each item of Owned Intellectual Property and Licensed Intellectual Property; and (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Company, the Sellers and the Founders to be untrue or result in a breach of any covenant made by the Company, the Sellers and the Founders in this Agreement.

(b) The Company, the Sellers and the Founders covenant and agree that, between the date hereof and the time of the Closing, without the prior written consent of the Purchaser, neither the Company nor any Affiliate will:

(i) permit or allow any of the Assets to be subjected to any Encumbrance, other than Permitted Encumbrances;

(ii) amend, terminate, cancel or compromise any material claims of, or waive any other rights of substantial value to, the Company or any Affiliate;

(iii) sell, transfer, lease, sublease, license or otherwise dispose of any properties or assets, real, personal or mixed, with a value in excess of U.S.$12,000 individually or in the aggregate (including, without limitation, leasehold interests and intangible property);

(iv) issue or sell any share capital, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company or any Affiliate;

(v) redeem any of the share capital or declare, make or pay any dividends or distributions (whether in cash, securities or other property) to the holders of share or registered capital of the Company or any Affiliate or otherwise, other than dividends, distributions and redemptions declared, made or paid by any Affiliate solely to the Company;

(vi) merge with, enter into a consolidation with or acquire an interest of 5% or more in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any material assets other than in the ordinary course of business consistent with past practice;

(vii) make any capital expenditure or commitment for any capital expenditure in excess of U.S. $12,000 individually or in the aggregate;

(viii) incur any Indebtedness in excess of U.S.$12,000 individually or in the aggregate;

(ix) fail to pay any creditor any amount owed to such creditor when due;

(x) (i) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or any Affiliate to any of its employees, including, without limitation, any increase or change pursuant to any plan, or (ii) establish or increase or promise to increase any benefits under any plan, in either case, except as required by Law for any severance payment;

(xi) enter into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

(xii) allow any Permit that was issued or relates to the Company or any Affiliate or otherwise relates to the Business to lapse or terminate or fail to renew any insurance policy or Permit that is scheduled to terminate or expire prior to that date that is 45 calendar days after the Closing Date;

(xiii) amend, modify or consent to the termination of any Material Contract or the Company’s or any Affiliate’s rights thereunder;

(xiv) amend or restate the Memorandum of Association and Articles of Association (or other organizational documents) of the Company or any Affiliate, except as provided in the Equity Transfer Agreement;

(xv) change any content of Operational Records; or

(xvi) agree, whether in writing or otherwise, to take any of the actions specified in this Section 5.01 or grant any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 5.01, except as expressly contemplated by this Agreement and the Ancillary Agreements.

SECTION 5.02. Access to Information. From the date hereof until the Closing, upon reasonable notice, the Company shall cause its officers, directors, employees, agents, representatives, accountants and counsel and shall cause the Affiliates and each of the Affiliates’ officers, directors, employees, agents, representatives, accountants and counsel to afford the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company and each Affiliate and to those officers, directors, employees, agents, accountants and counsel of the Company and of each Affiliate who have any knowledge relating to the Company, any Affiliate or the Business.

SECTION 5.03. Confidentiality. The Company, the Sellers and the Founders agree to, and shall cause their respective agents, representatives, affiliates, employees, officers and directors to: (a) treat and hold as confidential all (and not disclose or provide access to any Person to) any information relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any and all other confidential or proprietary information with respect to the Business, the Company and each Affiliate, (b) in the event that the Company, any Seller, Founder or any such agent, representative, affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser, the Company or any Affiliate may seek a protective order or other remedy or waive compliance with this Section 5.03, (c) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (d) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company or the Purchaser any and all copies (in whatever form or medium) of all such confidential information (and any analysis, compilations, studies or other documents prepared in whole or in part on the basis thereof) then in the possession of the Sellers and the Founders or any of their agents, representatives, affiliates, employees, officers and directors and destroy any and all additional copies then in the possession of the Sellers and the Founders or any of their agents, representatives, affiliates, employees, officers and directors of such information, analyses, compilations, studies or other documents; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement or other obligation of confidentiality by the Company (prior to the Closing) or the Sellers or the Founders or any of their agents, representatives, affiliates, employees, officers or directors; and provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. The Company, the Sellers and the Founders agree and acknowledge that remedies at law for any breach of its obligations under this Section 5.03 are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents. (a) The Company, the Sellers and the Founders shall use their best efforts to obtain (or cause the Affiliates to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) The Company, the Sellers and the Founders shall, or shall cause the Affiliates to, give promptly such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as the Purchaser may in its sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

(c) The Purchaser shall cooperate and use all reasonable efforts to assist the Company in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its sole discretion may deem adverse to the interests of the Purchaser, the Company, any Affiliate or the Business.

(d) None of the Company, the Sellers and the Founders knows of any reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreement will not be received.

SECTION 5.05. Notice of Developments. Prior to the Closing, the Company, the Sellers and the Founders shall promptly notify the Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Company, a Seller or a Founder in this Agreement, or which could have the effect of making any representation or warranty of the Company, a Seller or a Founder in this Agreement untrue or incorrect in any respect, and (b) all other material developments affecting the Assets, Liabilities, business, condition (financial or otherwise), operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Company, any Affiliate or the Business.

SECTION 5.06. No Solicitation or Negotiation. The Company, the Sellers and the Founders agree that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement without fault of the Company, the Affiliates, the Founders or the Sellers, none of the Company, the Affiliates, the Founders, the Sellers or any of their respective Affiliates, officers, directors, representatives or agents will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the share or registered capital of the Company or any Affiliate or of the Assets (other than inventory to be sold in the ordinary course of business consistent with past practice), (B) to enter into any merger, consolidation or other business combination with the Company or any Affiliate or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any Affiliate or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do, any of the foregoing. The Company, the Sellers and the Founders immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company, the Sellers or the Founders, as the case may be, shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company, the Sellers and the Founders agree not to, and to cause the Company and each Affiliate not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company, any Affiliate any Founder or any Seller is a party.

SECTION 5.07. Use of Intellectual Property. The Sellers and the Founders acknowledge that from and after the Closing, the name “Goodfeel”, “ ” and all similar or related names, marks and logos (all of such names, marks and logos being the “Company Marks”) shall be owned by the Company or Goodfeel, that none of the Founders, the Sellers or any of their Affiliates shall have any rights in the Company Marks and that none of the Founders, the Sellers or any of their Affiliates will contest the ownership or validity of any rights of the Purchaser, the Company or any Affiliate in or to the Company Marks.

SECTION 5.08. Non-Competition. (a) For a period of three (3) years after the Closing or, with respect to Kim Zhi Huan and Yang Xiang Hua, three (3) years after the termination of their employment with the Purchaser or one of its subsidiaries (the “Restricted Period”), the Founders and the Sellers shall not engage, directly or indirectly, in any business anywhere in the PRC that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business, the Company, or any Affiliate as of the Closing Date or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with the Purchaser, the Business, the Company, or any Affiliate in manufacturing, producing or supplying products or services of the kind produced or supplied by the Business, the Company, any Affiliate any Founder or any Seller as of the Closing Date; provided, however, that, for the purposes of this Section 5.08, ownership of securities having no more than one percent of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be in violation of this Section 5.08 as long as the Person owning such securities has no other connection or relationship with such competitor.

(b) The Restricted Period shall be extended by the length of any period during which a Seller or a Founder is in breach of the terms of this Section 5.08.

(c) The Sellers and Founders acknowledge that the covenants of the Sellers and the Founders set forth in this Section 5.08 are an essential element of this Agreement and that, but for the agreement of the Sellers and the Founders to comply with these covenants, the Purchaser would not have entered into this Agreement. The Sellers and the Founders acknowledge that this Section 5.08 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser. The Sellers and Founders have independently consulted with their counsel and after such consultation agree that the covenants set forth in this Section 5.08 are reasonable and proper.

SECTION 5.09. Release of Indemnity Obligations. The Sellers and the Founders covenant and agree, on or prior to the Closing, to execute and deliver to the Company, for the benefit of the Company and each Affiliate, a general release and discharge, in form and substance satisfactory to the Purchaser, releasing and discharging the Company and Affiliate from any and all obligations to indemnify the Sellers and the Founders or otherwise hold any of them harmless pursuant to any agreement or other arrangement entered into prior to the Closing.

SECTION 5.10. Equity Transfer. The Founders shall transfer their respective equity interests in Goodfeel to the Purchaser or the Purchaser Designees pursuant to the Equity Transfer Agreement.

SECTION 5.11. Government Approvals. As soon as is reasonably practicable, the Sellers, the Founders and the Company shall obtain, or cause to be obtained, (i) the registration of the Technical Service Agreement with the Beijing Municipal Bureau of Commerce and (ii) the issuance of an amended Business License of Goodfeel by the Beijing Municipal Administration of Industry and Commerce, pursuant to which Goodfeel’s scope of business has been expanded to include Internet information services (including ring tone downloading services for mobile phones).

SECTION 5.12. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement or the Ancillary Agreements and consummate and make effective the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE VI

CONDITIONS TO THE TRANSACTIONS

SECTION 6.01. Conditions to Obligations of the Company, the Sellers and the Founders. The obligations of the Company, the Sellers and the Founders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(i) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects, and the Sellers shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof; and

(ii) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either the Company or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 6.01(ii) shall not apply if the Company or any Seller or Founder has directly or indirectly solicited or encouraged any such Action.

SECTION 6.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(i) Representations, Warranties and Covenants. The representations and warranties of the Company, a Seller or a Founder contained in this Agreement (i) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date and (ii) that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Company, the Sellers or the Founders on or before the Closing Date shall have been complied with, and the Purchaser shall have received a certificate of the Company and the Sellers signed by a duly authorized officer thereof and of the Founders and the Sellers to such effect;

(ii) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against either the Company or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect or otherwise render inadvisable, in the sole discretion of the Purchaser, the consummation of the transactions contemplated by this Agreement;

(iii) Consents and Approvals. Except for any items set forth in the Equity Transfer Agreement which are post Closing deliveries, the Purchaser, the Company and Goodfeel shall have received, each in form and substance satisfactory to the Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and officials which the Purchaser in its sole discretion deems necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, (i) the approval of the Equity Transfer Agreement by the Beijing Telecommunications Bureau, and (ii) the registration of the Technical Service Agreement with the Beijing Municipal Bureau of Commence;

(iv) Equity Transfer Agreement. Except for any items set forth in the Equity Transfer Agreement which are post Closing deliveries, the transactions contemplated by the Equity Transfer Agreements shall have been consummated and all conditions precedent thereunder shall have been fully satisfied;

(v) Employment Contracts. Each of Kim Zhi Huan and Yang Xiang Hua shall have entered into employment contracts with the Purchaser or one of its subsidiaries for an employment term of no less than two (2) years commencing from the Closing Date and employee confidentiality and non-compete agreements for a term of three (3) years commencing after the termination of their employment with the Purchaser or one of its subsidiaries, in each case substantially in the form satisfactory to the Purchaser and on terms not more favorable to such individuals than the current terms of employment between Goodfeel and Kim Zhi Huan or Yang Xiang Hua (as applicable) (collectively, the “Employment Contracts”), and such Employment Contracts shall be valid and binding with full force and effect;

(vi) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect;

(vii) Resignation of Directors. The Purchaser shall have received the resignations, effect as of the Closing Date, of all of the directors and officers of the Company, except for such Persons as shall have been designated in writing prior to the Closing by the Purchaser to the Company; and

(viii) Opinion of Counsel. An opinion of counsel to the Sellers and Founders, satisfactory in form and substance to the Purchaser, shall have been delivered to the Purchaser.

ARTICLE VII

INDEMNIFICATION

SECTION 7.01. Survival of Representations and Warranties. The representations and warranties of the Company, a Seller or a Founder contained in this Agreement and the Ancillary Agreements shall survive the Closing until the third anniversary of the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.24, 3.25 and 3.26 shall survive the third anniversary of the Closing and continue thereafter, (ii) the representations and warranties made pursuant to Sections 3.11, 3.13 and 3.19 shall survive the Closing until the expiration of the applicable statute of limitations (giving effect, in the case of tax matters, to any waiver, mitigation or extension thereof). Neither the period of survival nor the liability of the Company, the Sellers and the Founders with respect to the Company’s, the Sellers’ and the Founder’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Company, any Seller or Founder, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

SECTION 7.02. Indemnification by the Sellers and the Founders. (a) The Purchaser and its affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Sellers and the Founders, jointly and severally, for and against any and all Liabilities, losses, diminution in value, damages, claims (including, without limitation, claims by any third party against the Company or any Affiliate or the Purchaser alleging that the Company or any Affiliate infringed, misappropriated or otherwise violated the Intellectual Property of such third party during any period prior to the Closing), costs and expenses (including, without limitation, costs and expenses resulting from the correction or rectification by the Purchaser, the Company or any Affiliate after the Closing of any improper use, infringement, misappropriation or other violation by the Company or any Affiliate of the Intellectual Property of any third party during any period prior to the Closing) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from:

(i) the breach of any representation or warranty made by the Company, a Seller or a Founder contained in this Agreement or in the Equity Transfer Agreement (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein); or

(ii) the breach of any covenant or agreement by the Company, a Seller or a Founder contained in this Agreement or in the Equity Transfer Agreement; and

(iii) fraud, deceit or willful violation of Law by the Company, any Seller or any Founder.

To the extent that a Seller’s and a Founders’ undertakings set forth in this Section 7.02 may be unenforceable, the Sellers and the Founders shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties.

(b) A Purchaser Indemnified Party shall give the Sellers and the Founders notice of any matter which a Purchaser Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Sellers and the Founders under this Article VII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VII (“Third Party Claims”) shall be governed by and be contingent upon the following additional terms and conditions: if a Purchaser Indemnified Party shall receive notice of any Third Party Claim, the Purchaser Indemnified Party shall give the Sellers and the Founders notice of such Third Party Claim within 30 days of the receipt by the Purchaser Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Sellers and the Founders from any of their obligations under this Article VII except to the extent that the Sellers and the Founders are materially prejudiced by such failure and shall not relieve the Sellers or the Founders from any other obligation or Liability that such individuals may have to any Purchaser Indemnified Party otherwise than under this Article VII. If the Sellers and the Founders acknowledge in writing its obligation to indemnify the Purchaser Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Sellers and the Founders shall be entitled to assume and control the defense of such Third Party Claim at their expense and through counsel of their choice if they give notice of their intention to do so to the Purchaser Indemnified Party within five days of the receipt of such notice from the Purchaser Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Purchaser Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Purchaser Indemnified Party and the Sellers/the Founders, then the Purchaser Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Purchaser Indemnified Party determines counsel is required, at the expense of the Sellers and the Founders. In the event that the Sellers and Founders exercise the right to undertake any such defense against any such Third Party Claim as provided above, the Purchaser Indemnified Party shall cooperate with the Sellers and the Founders in such defense and make available to the Sellers and the Founders, at the Sellers’ and the Founders’ expense, all witnesses, pertinent records, materials and information in the Purchaser Indemnified Party’s possession or under the Purchaser Indemnified Party’s control relating thereto as is reasonably required by the Sellers and the Founders. Similarly, in the event the Purchaser Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Sellers and the Founders shall cooperate with the Purchaser Indemnified Party in such defense and make available to the Purchaser Indemnified Party, at the Sellers’ and the Founders’ expense, all such witnesses, records, materials and information in the Sellers’ and the Founders’ possession or under the Sellers’ and the Founders’ control relating thereto as is reasonably required by the Purchaser Indemnified Party. No such Third Party Claim may be settled by the Sellers and the Founders without the prior written consent of the Purchaser Indemnified Party.

(c) In the event that (A) a Purchaser Indemnified Party claims an indemnification payment is due pursuant to Section 7.02(a), the Purchaser may withhold a portion of the Total Purchase Price which is payable after the date hereof under Section 2.2(b), up to the amount not more than the amount of the indemnifiable Loss in dispute.

(d) Notwithstanding the other provisions of this Article VII, in the event a Purchaser Indemnified Party has a claim with respect to this Agreement or any Ancillary Agreement, it may proceed to collect and satisfy the same against any Seller or Founder pursuant to any right, remedy or relief available at Law.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination. (a) This Agreement and the Equity Transfer Agreement may be terminated at any time prior to the Closing:

(i) by the Purchaser by delivering written notice to the Company and the Sellers at any time on or before 5:00 p.m., Beijing time, on May 21, 2004, if its termination is as a result of its good faith determination that, based upon the Purchaser’s due diligence review, the Company’s and its Affiliates’ Business, operations, assets, financial statements, or business prospects are materially inferior to the reasonably ascertainable status of such matters presented to the Purchaser prior to the date hereof;

(ii) by the Purchaser if, between the date hereof and the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect, (ii) any representations and warranties of the Company, a Seller or a Founder contained in this Agreement or the Equity Transfer Agreement (1) that are not qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct in all material respects when made or (2) that are qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct when made, (iii) the Company, the Sellers and the Founders shall not have complied with the covenants or agreements contained in this Agreement or the Equity Transfer Agreement to be complied with by it, or (iv) the Company or any Affiliate makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company or any Affiliate seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

(iii) by the Purchaser if the Closing shall not have occurred by June 30, 2004; provided, however, that the right to terminate this Agreement under this Section 8.01(ii) shall not be available to the Purchaser if its failure to fulfill any obligation under this Agreement or the Equity Transfer Agreement or its misrepresentation shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(iv) by either the Purchaser or the Company in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(v) by the mutual written consent of the Company, the Purchaser, the Sellers and the Founders.

(b) Notwithstanding the foregoing, the Purchaser shall have the right to rescind this Agreement and the Equity Transfer Agreement at any time after the Closing by a written notice to the Company, the Sellers and the Founders in the event that (i) the Purchaser has sufficient evidence to determine that any revenue reported and recorded by Goodfeel in its books was not (A) bona fide revenue generated from the value-added mobile data communications services provided by Goodfeel and (B) confirmed and paid by any PRC mobile communications operator, or (ii) any of the Company, the Affiliates, the Sellers or the Founders committed fraud in connection with the operation of the Business and/or the transactions contemplated by this Agreement and the Ancillary Agreements prior to or after the Closing.

SECTION 8.02. Effect of Termination. (a) In the event of termination of this Agreement and the Equity Transfer Agreement as provided in Section 8.01(a), this Agreement and the Equity Transfer shall forthwith become void and there shall be no liability on the part of any party hereto except (a) as set forth in Sections 5.03, 8.02(c) and 10.01; (b) as specifically set forth in the Equity Transfer Agreement and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement or the Equity Transfer Agreement.

(b) In the event of the rescission of this Agreement and the Equity Transfer Agreement as provided in Section 8.01 (b), this Agreement and the Equity Transfer Agreement shall forthwith be revoked and become void and the parties hereto shall be restored to the status quo ante as if this Agreement and the Equity Transfer had not been entered into except that nothing herein shall relieve any of the Sellers and the Founders from liability for any breach of this Agreement or the Equity Transfer Agreement. For clarification, in the event of termination of this Agreement and the Equity Transfer Agreement as provided in Section 8.01(a) or 8.01(b) prior to the Closing but after the Registration, the Purchaser or the Purchaser Designees, the Founders and Goodfeel shall transfer the Registered Capital back to the Founders.

(c) In the event of termination of this Agreement and the Equity Transfer Agreement as provided in Section 8.01(a) or 8.01(b), the Founders and the Sellers shall be jointly and severally responsible for returning the Deposit and the Equity Amount (if the Equity Amount was paid as set forth in Section 2.02(b)) to a bank account designated by the Purchaser or the Purchaser Designees in immediately available funds not later than three (3) Business Days after the termination of this Agreement.

SECTION 8.03. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company, the Purchaser, the Sellers and the Founders or (b) by a waiver in accordance with Section 8.04.

SECTION 8.04. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto or (c) waive compliance with any of the agreements of the other parties or conditions to such parties’ obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

ARTICLE IX

POST CLOSING COVENANTS

SECTION 9.01. Post-Closing Employee Obligations.

The Company and its Affiliates, Sellers, and Founders shall, promptly following Closing, pay or perform, or procure the Company and its Affiliates to pay or perform, all Employee Obligations (as defined below), or, if applicable, reimburse the Purchaser for the payment of such Employee Obligations. As used above, the term “Employee Obligations” means any and all obligations or Liabilities of the Company or its Affiliates, or any Affiliate thereof, to any employees of the Company or its Affiliates, or any Affiliate thereof (the “Business Employees”), which are due to such Business Employee as of the date of the Closing arising from the employment or prior employment of any such Business Employee by the Company or its Affiliates, or any Affiliate thereof, whether arising under applicable Laws or otherwise, including without limitation any such obligations or Liabilities with respect to accrued salary, social security contributions, vacation or sick pay, or severance, “stay-pay,” or other benefits.

SECTION 9.02. Assistance with Goodfeel’s Trademark Application Assignment.

The Sellers and the Founders shall use their best efforts to assist and shall work with the Company, Goodfeel and the Purchaser to cause Goodfeel’s trademark registration application, which was accepted by the PRC Trademark Office on 12 January 2004, and any registered trademarks thereunder, to be assigned to the Purchaser as the owner of such trademark registration application and any registered trademarks thereunder.

SECTION 9.03. Assistance with Contract Renewal.

The Sellers and the Founders shall use their best efforts to assist and shall work with the Company, Goodfeel and the Purchaser to renew the Guangdong Mobile Cooperation Agreement and the China Mobile Cooperation Agreement for a period of at least two years, which shall commence on January 1, 2005 and expire on December 31, 2006.

SECTION 9.04. Assistance with Certain Contract Termination. The Sellers and the Founders shall use their best efforts to assist and shall work with the Company, Goodfeel and the Purchaser to terminate the two (2) fee-based cooperation agreements by and between Goodfeel and the Korean companies who are parties thereto, as more specifically described on Schedule 9.04 of the Disclosure Schedule.

SECTION 9.05. Equity Transfer Agreement. The Sellers and the Founders shall assist and work with the Company, Goodfeel and the Purchaser to (i) file any necessary changes with respect to the Equity Transfer Agreement with any Governmental Authority, including but not limited to any changes with respect to the web name registration, the domain name registration and any tax certification, and (ii) file any necessary changes with respect to the ICP license, the Import-Export Enterprise Certification and the Hi-Tech Enterprise Approval Certificate, as set forth in the Equity Transfer Agreement.

SECTION 9.06. Further Assurances At any time and from time to time, the Sellers and Founders, on the one hand, and Purchaser, on the other hand, shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the other, as the case may be, and necessary for it, as the case may be, to satisfy its respective obligations hereunder or obtain the benefits contemplated hereby

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.01. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, all fees and disbursements of counsel, accountants, financial advisors, experts and consultants incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. All stamp duty payable under any applicable law in connection with the completion of the transactions contemplated hereunder shall be borne by the Purchaser and the Seller in equal shares.

SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to the Purchaser:

c/o Sohu.com Inc

15/F Tower 2 Bright China Chang An Building

7 Jianguomen Nei Avenue

Beijing, China

100005

Attn: Carol Yu

with copies to each of:

Goulston & Storrs, P.C.

400 Atlantic Avenue

Boston, MA 02110-3333

USA

Attn: Timothy B. Bancroft, Esq.

And

TransAsia Lawyers

Suite 3718 China World Tower 1

1 Jianguomenwai Avenue

Beijing 100004

China

Attn: Philip Qu, Esq.

(b)	if to the Company, the Sellers or the Founders:

B901, COFCO Plaza

8 Jianguomennei Dajie

Dong Cheng District

Beijing, PRC

Telephone: (8610) 8512-0660/1/2

Telecopy: (8610) 8512-0665

Attention: Kim Zhi Huan

SECTION 10.03. Third-Party Beneficiaries. Except for the provisions of Article VII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 10.04. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without prior notification to the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION 10.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 10.06. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that, the Purchaser may assign any of its rights, interests or obligations to any Affiliate or Affiliate of the Purchaser. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

SECTION 10.07. Incorporation of the Disclosure Schedule and the Exhibits. The Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.

SECTION 10.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

SECTION 10.09. Dispute Resolution. All disputes among the parties arising out of or relating to this Agreement shall be finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators. One arbitrator shall be appointed by the Company, the Founders and the Sellers, one arbitrator shall be appointed by the Purchaser, and the third arbitrator, who shall serve as Chairman of the arbitration panel, shall be appointed through the mutual agreement of the other two arbitrators. The place of arbitration shall be in Beijing, PRC. The arbitral procedure shall be conducted in the English language. The arbitrators shall not have the power to add to, subtract from or modify any of the terms or conditions of this Agreement. The arbitrators shall be experienced and have knowledge in the subject matter of the dispute. The resolution of any dispute by the arbitrators pursuant to this Section 10.09 shall be non-appealable, final, binding and conclusive on the parties to such dispute and may be enforced and entered as a judgment in any court of law with jurisdiction thereof. The fees and disbursements of the arbitrators shall be allocated to the party against whom any dispute decided hereunder is resolved. Each of the parties hereby irrevocably agrees that any service of process made with respect to a dispute under this Agreement may be made pursuant to the notice procedures set forth in Section 10.02.

SECTION 10.10. Headings The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.11. Counterparts This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.12. Currency. Unless otherwise specified in this Agreement, all references to currency and monetary values set forth herein shall mean U.S. Dollars, and all payments hereunder shall be made in U.S. Dollars. If any amount payable hereunder is expressed in RMB, such amount shall be translated into U.S. Dollars at a rate of exchange of U.S.$1.00 = RMB 8.27.

SECTION 10.13. Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedule) and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

[END OF PAGE]

IN WITNESS WHEREOF, each of the Purchaser, the Sellers, the Company and the Founders has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

SOHU.COM LIMITED

By:	/s/ Charles Zhang
Name:	Charles Zhang
Title:	Chairman and CEO

MARVEL HERO LIMITED

By:	/s/ Kim Zhi Huan
Name:	Kim Zhi Huan
Title:	Director

SELLERS:

KIM DONG GU

By:	/s/ Kim Dong Gu

KIM ZHI HUAN

By:	/s/ Kim Zhi Huan

FOUNDERS:

/s/ Li Ming Zhe
LI MING ZHE

/s/ Yang Xiang Hua
YANG XIANG HUA

EXHIBIT A

THE SELLERS AND THE FOUNDERS

Part I: The Sellers’ Ownership Interests in the Company

Name of the Sellers	Number of Shares of Common Stock Owned in the Company	Percentage of Ownership
Kim Zhi Huan	1	50%
Kim Dong Gu	1	50%

Part II: The Founders

Name of the Founders
Li Ming Zhe
Yang Xiang Hua

1

Part III: The Founders’ Ownership Interests in Goodfeel

Name of Founders	Amount of Registered Capital Owned in Goodfeel	Percentage of Ownership
Li Ming Zhe	RMB730,000	73%
Yang Xiang Hua	RMB270,000	27%

2